Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com
Boston, MA… July 14, 2023 News Release

STATE STREET REPORTS SECOND QUARTER 2023 EPS OF $2.17
% changes noted below reflect year-over-year 2Q comparisons
TOTAL REVENUE UP 5%
NET INTEREST INCOME GROWTH OF 18%
STRONG FLOWS IN ASSET MANAGEMENT
PRE-TAX MARGIN OF 29.5% AND ROE OF 13.0%
RETURNED $1.3 BILLION OF CAPITAL THROUGH COMMON SHARE REPURCHASES AND DIVIDENDS

Ron O'Hanley, Chairman and Chief Executive Officer: “Our second-quarter results reflect the strength of our business model year-over-year as strong net interest income growth, a significant expansion in front office solutions and higher securities finance revenue contributed to improved EPS and ROE. Quarter-over-quarter we saw good fee momentum across a number of our businesses, helped by accelerated onboarding of our to-be-installed AUC/A pipeline, while we continued to invest and serve our clients.”

O'Hanley added: “Our strong balance sheet and capital generation enabled us to return approximately $1.3 billion to shareholders through common share repurchases and dividends in the second quarter. We are also pleased by the results from this year's supervisory stress test, which once again confirm the resiliency and strength of our franchise. For the third consecutive year, we announced our plan to increase our per share common stock dividend by 10%, and we intend to continue to execute on our common share repurchase authorization of up to $4.5 billion during 2023, subject to market conditions and other factors.”

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q23	1Q23	2Q22	% QoQ		% YoY
Income statement:
Total fee revenue	$2,419	$2,335	$2,370	4%		2%
Net interest income	691	766	584	(10)		18
Other income	—	—	(1)	nm		nm
Total revenue	3,110	3,101	2,953	—		5
Provision for credit losses	(18)	44	10	nm		nm
Total expenses	2,212	2,369	2,108	(7)		5
Net income	763	549	747	39		2

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$2.17	$1.52	$1.91	43%		14%
Return on average common equity (ROE)	13.0%	9.3%	12.1%	3.7%	pts	0.9%	pts
Pre-tax margin	29.5	22.2	28.3	7.3%	pts	1.2%	pts
AUC/A ($ billions)(1)	$39,589	$37,635	$38,180	5%		4%
AUM ($ billions)(1)	3,797	3,618	3,475	5		9

(1) As of period-end.

Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

2Q23 HIGHLIGHTS
(all comparisons are to 2Q22, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 4% to $39.6 trillion, primarily driven by higher quarter-end equity market levels and client flows
•Investment Management AUM as of quarter-end increased 9% to $3.8 trillion, primarily due to higher quarter-end market levels

New business and strategy execution
•Investment Servicing mandates: New servicing wins of $141 billion announced in 2Q23, primarily reflecting continued strong sales in the Asset Owners, Official Institutions and Alternatives client segments
◦$1.2 trillion of AUC/A onboarded during 2Q23
◦Quarter-end servicing assets to be installed in future periods of $2.4 trillion
•State Street AlphaSM: Alpha continued to gain momentum, including expanded relationships for existing mandates; 3 Alpha clients went live in 2Q23, resulting in a total of 15 live clients to-date
•Front Office Software and Data: SaaS client implementations and conversions increased annual recurring revenue (ARR) to $281 million, up 12%(a)
•Investment Management: Net inflows of $38 billion across ETFs, Cash and Institutional

Revenue
•Total revenue increased by 5%, driven by NII growth of 18% and Fee revenue growth of 2%, reflecting stronger Front office software and data revenue, Securities lending revenue, and Other fee revenue, partially offset by lower Back office servicing fees, Management fees, and FX trading services revenue
◦Servicing fees decreased 3%
◦Management fees decreased 6%
◦FX trading services decreased 8%
◦Securities finance increased 9%
◦Software and processing fees increased 18%
◦Other fee revenue increased $101 million, primarily due to a tax credit investment accounting change and the absence of negative market-related adjustments

Expenses
•Total expenses increased 5%, primarily reflecting higher salaries, headcount and business investments, partially offset by continued productivity savings
◦Compensation and employee benefits increased 7%, mainly due to higher salaries and headcount
◦Non-compensation expense increased 3%, primarily reflecting higher Information systems and communications expense, elevated Occupancy costs and higher Other expenses, partially offset by lower Transaction processing costs and benefits from ongoing productivity initiatives

Provision for credit losses
•Provision for credit losses reflects an $18 million reserve release in 2Q23, driven by the release of the allowance for credit losses related to our support of a U.S. financial institution in the prior quarter, partially offset by an increase in loan loss reserves associated with credit portfolio rating changes

(a) See the "In This News Release" section for explanations of Front office software and data annual recurring revenue (ARR).

Notable items

(Dollars in millions, except EPS amounts)	2Q23	1Q23	2Q22

Acquisition and restructuring costs (pre-tax)	$—	$—	$(12)

EPS impact	$—	$—	$(0.03)

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.8% decreased 1.1% points compared to 2Q22 and decreased 0.3% points compared to 1Q23, primarily driven by the continuation of common share repurchases, partially offset by retained earnings
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 108% and LCR for State Street Bank and Trust was approximately 120%
•Capital return: In 2Q23, State Street returned a total of approximately $1.3 billion of capital, consisting of $1.05 billion in common share repurchases and declared common stock dividends of $203 million, or $0.63 per share

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	2Q23	1Q23	2Q22	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$39,589	$37,635	$38,180	5.2%	3.7%
Assets under Management (AUM)(2)	3,797	3,618	3,475	4.9	9.3

Market Indices:(3)
S&P 500 Daily Average	4,206	4,000	4,106	5.2	2.4
S&P 500 EOP	4,450	4,109	3,785	8.3	17.6
MSCI EAFE Daily Average	2,122	2,060	1,998	3.0	6.2
MSCI EAFE EOP	2,132	2,093	1,846	1.9	15.5
MSCI Emerging Markets Daily Average	987	997	1,055	(1.0)	(6.4)
MSCI Emerging Markets EOP	989	990	1,001	(0.1)	(1.2)
Bloomberg Global Aggregate Bond Index EOP	452	459	458	(1.5)	(1.3)

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	8.5	10.3	9.7	(17.5)	(12.4)
JPM Emerging Market Volatility Index Daily Average	9.8	10.9	12.0	(10.1)	(18.3)

Average Foreign Exchange Rate:
EUR vs. USD	1.089	1.073	1.065	1.5	2.3
GBP vs. USD	1.252	1.216	1.256	3.0	(0.3)
(1) Includes quarter-end assets under custody of $29,041 billion, $28,153 billion and $28,609 billion, as of 2Q23, 1Q23, and 2Q22, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	2Q23	1Q23	4Q22	3Q22	2Q22
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$(113)	$(58)	$(353)	$(193)	$(278)
Money Market	161	445	148	(26)	(35)
ETF	136	79	193	110	93
Total Flows(3)	$184	$466	$(12)	$(109)	$(220)

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$(7)	$47	$(6)	$(94)	$(80)
Money Market	59	27	185	(11)	(7)
ETF	29	38	27	(9)	16
Total Flows(3)	$81	$112	$206	$(114)	$(71)

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 2Q23 data for North America includes actuals for April and May 2023 and Morningstar estimates for June 2023.
(3) Line items may not sum to total due to rounding.
(4) 2Q23 data for Europe is on a rolling three month basis for March 2023 through May 2023, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	2Q23	1Q23	2Q22	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$13,210	$12,748	$13,609	3.6%	(2.9)%
Mutual funds	10,438	10,077	9,642	3.6	8.3
Pension products	8,037	7,871	7,764	2.1	3.5
Insurance and other products	7,904	6,939	7,165	13.9	10.3
Total Assets Under Custody and/or Administration	$39,589	$37,635	$38,180	5.2%	3.7%
By financial instrument:
Equities	$22,454	$20,966	$21,953	7.1%	2.3%
Fixed-income	10,812	10,645	10,716	1.6	0.9
Short-term and other investments	6,323	6,024	5,511	5.0	14.7
Total Assets Under Custody and/or Administration	$39,589	$37,635	$38,180	5.2%	3.7%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.

INVESTMENT MANAGEMENT AUM
The following tables present 2Q23 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of March 31, 2023	$2,213	$575	$375	$231	$224	$3,618
Net asset flows:
Long-term institutional(2)	(23)	18	—	7	(1)	1
ETF	27	1	—	—	(1)	27
Cash fund	—	—	10	—	—	10
Total flows, net	$4	$19	$10	$7	$(2)	$38
Market appreciation/(depreciation)	138	—	5	7	3	153
Foreign exchange impact	(8)	(5)	—	—	1	(12)
Total market and foreign exchange impact	$130	$(5)	$5	$7	$4	$141

Ending balance as of June 30, 2023	$2,347	$589	$390	$245	$226	$3,797

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	2Q23	1Q23	4Q22	3Q22	2Q22
Beginning balance	$3,618	$3,481	$3,265	$3,475	$4,022
Net asset flows:
Long-term institutional(1)	1	(16)	(4)	—	(69)
ETF	27	(6)	27	(14)	(8)
Cash fund	10	(4)	(40)	5	15
Total flows, net	$38	$(26)	$(17)	$(9)	$(62)
Market appreciation/(depreciation)	153	161	184	(155)	(417)
Foreign exchange impact	(12)	2	49	(46)	(68)
Total market and foreign exchange impact	$141	$163	$233	$(201)	$(485)

Ending balance	$3,797	$3,618	$3,481	$3,265	$3,475

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	2Q23	1Q23	2Q22	% QoQ		% YoY
Back office servicing fees	$1,164	$1,131	$1,205	2.9%		(3.4)%
Middle office services	95	86	92	10.5		3.3
Servicing fees	1,259	1,217	1,297	3.5		(2.9)
Management fees	461	457	490	0.9		(5.9)
Foreign exchange trading services	303	342	331	(11.4)		(8.5)
Securities finance	117	109	107	7.3		9.3
Front office software and data	162	109	126	48.6		28.6
Lending related and other fees	59	56	62	5.4		(4.8)
Software and processing fees	221	165	188	33.9		17.6
Other fee revenue	58	45	(43)	28.9		nm
Total fee revenue	$2,419	$2,335	$2,370	3.6%		2.1%

Net interest income	691	766	584	(9.8)%		18.3%
Other income	—	—	(1)	nm		nm
Total Revenue	$3,110	$3,101	$2,953	0.3%		5.3%

Net interest margin (FTE)(1)	1.19%	1.31%	0.94%	(0.12)%	pts	0.25%	pts
(1) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees decreased 3% compared to 2Q22, primarily as net new business was more than offset by lower client activity/adjustments and below average pricing headwinds. Servicing fees increased 3% compared to 1Q23, mainly due to higher average market levels and net new business.
•Back office servicing fees decreased 3% and increased 3% compared to 2Q22 and 1Q23, respectively, generally consistent with total servicing fees above
•Middle office services increased 3% and 10% compared to 2Q22 and 1Q23, respectively, primarily driven by net new business

Management fees decreased 6% compared to 2Q22, primarily due to net outflows in prior periods and a previously described shift of certain management fees into NII, partially offset by higher average market levels. Management fees increased 1% compared to 1Q23, primarily due to higher average market levels and Cash net inflows.(a)

Foreign exchange trading services decreased 8% and 11% compared to 2Q22 and 1Q23, respectively, primarily reflecting lower client FX volumes and FX volatility.

Securities finance increased 9% compared to 2Q22, primarily from higher Agency spreads. Securities finance increased 7% compared to 1Q23, primarily driven by higher Agency and Prime Services (formerly Enhanced Custody) spreads, partially offset by lower Agency balances.

Software and processing fees increased 18% and 34% compared to 2Q22 and 1Q23, respectively, primarily driven by higher front office software and data revenue associated with CRD.
•Front office software and data increased 29% and 49% compared to 2Q22 and 1Q23, respectively, primarily driven by higher On-premises renewals and continued SaaS implementations and conversions driving Software-enabled and Professional services revenue growth
•Lending related and other fees decreased 5% compared to 2Q22, primarily due to changes in product mix. Lending and other fees increased 5% compared to 1Q23, mainly driven by stronger client demand for credit lines

Other fee revenue increased $101 million compared to 2Q22, primarily due to a tax credit investment accounting change and the absence of negative market-related adjustments. Other fee revenue increased $13 million compared to 1Q23, primarily due to the aforementioned tax credit investment accounting change, partially offset by the absence of positive fair value adjustments on equity investments.

(a) Shift of a portion of management fees into NII associated with management fees that is now recognized as NII for certain U.S. ETFs with unique structures.

Net interest income (NII) increased 18% compared to 2Q22, primarily due to higher short-term market rates from global central bank hikes, an increase in long-term interest rates and balance sheet positioning, partially offset by lower average deposits. Compared to 1Q23, NII decreased 10%, primarily driven by lower average non-interest bearing deposit balances, partially offset by higher short-term market rates from international central bank hikes.

Total revenues were positively impacted by currency translation by $3 million compared to 2Q22 and by $10 million compared to 1Q23.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	2Q23	1Q23	2Q22	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$162	$121	$107	33.9%	51.4%
Provision for credit losses	(18)	44	10	nm	nm
Charge-offs	(8)	(3)	(3)	nm	nm
Ending Balance	$136	$162	$114	(16.0)%	19.3%

Total provision for credit losses reflects an $18 million reserve release in 2Q23, driven by the release of the allowance for credit losses related to our support of a U.S. financial institution in the prior quarter, partially offset by an increase in loan loss reserves associated with credit portfolio rating changes.

EXPENSES

(Dollars in millions)	2Q23	1Q23	2Q22	% QoQ		% YoY
Compensation and employee benefits	$1,123	$1,292	$1,046	(13.1)%		7.4%
Information systems and communications	405	414	392	(2.2)		3.3
Transaction processing services	235	239	240	(1.7)		(2.1)
Occupancy	103	94	96	9.6		7.3
Acquisition and restructuring costs	—	—	12	nm		nm
Amortization of other intangible assets	60	60	60	—		—
Other	286	270	262	5.9		9.2
Total Expenses	$2,212	$2,369	$2,108	(6.6)%		4.9%
Total expenses, excluding notable items(1)	$2,212	$2,369	$2,096	(6.6)%		5.5%

Effective tax rate	16.7%	20.2%	10.5%	(3.5)%	pts	6.2%	pts
(1) See "2Q23 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures as well as the impact of currency translation on the respective line items.

Compensation and employee benefits increased 7% compared to 2Q22, mainly due to higher salaries and headcount. Compensation and employee benefits decreased 13% compared to 1Q23, largely driven by the absence of seasonal expenses.

Information systems and communications increased 3% compared to 2Q22, primarily due to higher technology and infrastructure investments, partially offset by optimization savings, insourcing and vendor savings initiatives. Information systems and communications decreased 2% compared to 1Q23, mainly due to credits related to vendor savings initiatives.

Transaction processing services decreased 2% compared to both 2Q22 and 1Q23, mainly reflecting lower sub-custody costs from vendor credits.

Occupancy increased 7% and 10% compared to 2Q22 and 1Q23, respectively, mainly due to our headquarters relocation, temporarily resulting in overlapping cost.

Other expenses increased 9% compared to 2Q22, largely reflecting higher professional fees. Other expenses increased 6% compared to 1Q23, primarily driven by higher marketing spend and professional fees.

Total expenses were positively impacted by currency translation by $5 million compared to 2Q22 and negatively impacted by $8 million compared to 1Q23.

TAXES
The effective tax rate of 16.7% in 2Q23 increased from 10.5% in 2Q22, primarily reflecting higher discrete benefits in 2Q22, which included the reassessment of a deferred tax asset valuation allowance. Compared to 1Q23, the effective tax rate decreased from 20.2%, due to higher discrete benefits.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	2Q23	1Q23	2Q22
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.8%	12.1%	12.9%
Tier 1 capital ratio	13.6	13.8	14.6
Total capital ratio	14.9	15.2	15.9

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	12.7	13.0	13.5
Tier 1 capital ratio	14.5	14.8	15.3
Total capital ratio	15.8	16.0	16.5

Tier 1 leverage ratio	5.8	6.0	6.0
Supplementary leverage ratio	6.4	6.8	6.6

Liquidity coverage ratio (LCR) (1)	108%	108%	106%
LCR - State Street Bank and Trust (1)	120%	124%	122%
(1) See the "In This News Release" section for further details on LCR and the calculation between State Street Corporation and State Street Bank and Trust.

Standardized capital ratios were binding for all periods included above.

CET1 ratio at quarter-end of 11.8% decreased 1.1% points compared to 2Q22 and decreased 0.3% points compared to 1Q23, primarily driven by the continuation of common share repurchases, partially offset by retained earnings.

Tier 1 leverage ratio at quarter-end of 5.8% decreased 0.2% points compared to both 2Q22 and 1Q23, mainly due to the continuation of common share repurchases, partially offset by retained earnings and a reduction in average balance sheet size.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 108%, up 2% points compared to 2Q22, and flat compared to 1Q23. LCR for State Street Bank and Trust was approximately 120%, down 2% points and 4% points compared to 2Q22 and 1Q23, respectively.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, July 14, 2023, at 10:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (888) 886-7786. The Conference ID# is 22754162.

Recorded replay of the conference call will be available on the website and by telephone at (877) 674-7070 beginning approximately two hours after the call's completion. The Conference ID# is 22754162 and the Playback Passcode is 754162 #. The telephone replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at
http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 2Q23, State Street expects to publish its updates during the period beginning today and ending on or about August 9, 2023 and on or about August 14, 2023 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $39.6 trillion in assets under custody and/or administration and $3.8 trillion* in assets under management as of June 30, 2023, State Street operates globally in more than 100 geographic markets and employs approximately 43,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of June 30, 2023 includes approximately $63 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be ratable over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s Board of Directors will consider the common stock dividend at a regularly scheduled board meeting in the third quarter of 2023. State Street’s third quarter 2023 common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•In March 2023, the Financial Accounting Standards Board issued new accounting guidance that expands the use of proportional amortization accounting to other types of tax credit investments regardless of the tax credit program from which the income tax credits are received. We adopted the new standard in the second quarter of 2023, effective January 1, 2023 for renewable energy production tax credit investments under the modified retrospective approach. The impact of adoption results in an increase in Other fee revenue, an increase in Tax expense and was not material to net income.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels.
•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and Mercatus and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from on-premises software. Front office software and data ARR was $251 million, $273 million, and $281 million in 2Q22, 1Q23, and 2Q23, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 2Q23. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.

•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denoted Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "on-premises" denotes on-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income; "AFS" denotes Available-for-sale; "SA-CCR" denotes Standard Approach for Counterparty Credit Risk.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETFs and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 2Q23 data for North America (US domiciled) includes Morningstar actuals for April and May 2023 and Morningstar estimates for June 2023.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 2Q23 data for Europe is on a rolling three month basis for March 2023 through May 2023, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” "intend," "aim," "outcome," "future," “strategy,” "pipeline," “trajectory,” "target," “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, the ongoing war in Ukraine, actions taken by central banks to address inflationary pressures, challenging conditions in global equity markets, periods of significant volatility in valuations and liquidity or other disruptions in the markets for equity, fixed income and other asset classes globally or within specific markets such as those that impacted the UK gilts in the fourth quarter of 2022;
•Our development and completion of new products and services, including State Street AlphaSM or State Street DigitalSM, and the enhancement of our infrastructure required to meet increased regulatory and client expectations for resiliency and the systems and process re-engineering necessary to achieve improved productivity and reduced operating risk, involve costs, risks and dependencies on third parties;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant international operations and clients that can be adversely impacted by developments in European and Asian economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, increases in prevailing interest rates could lead to reduced levels of client deposits and resulting decreases in our NII;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory capital, credit (counterparty and otherwise) and liquidity standards and considerations;
•We face extensive and changing governmental regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased political and regulatory scrutiny of asset management stewardship and corporate ESG practices;

•Our efforts to improve our billing processes and practices are ongoing and may result in the identification of additional billing errors;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our internal control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our business and consolidated results of operations;
•Shifting operational activities to non-U.S. jurisdictions, changing our operating model and outsourcing portions of our operations to third parties may expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' information technology systems or facilities, or disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business and regulatory compliance;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change, and regulatory responses to such risks, could adversely affect us;
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement; and
•The transition away from LIBOR may result in additional costs and increased risk exposure.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2022 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.